Unaudited Pro Forma Condensed Consolidated Financial Information

On August 9, 2015, Cancer Genetics, Inc. (“Cancer Genetics” or “Purchaser”) entered into an agreement, in principle, to purchase substantially all the assets and to assume certain liabilities of Response Genetics, Inc. (“Response Genetics”, “Seller” or “Acquiree”), in a transaction valued at approximately $13.4 million, comprised of $7 million in cash and 788,584 shares of Cancer Genetics’ common stock, with the common stock valued at approximately $6.4 million (the “Acquisition”). On August 14, 2015, the agreement was amended, and on August 17, 2015, the agreement was finalized, but the material terms of the transaction were not changed. The acquisition closed on October 9, 2015.

The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Cancer Genetics and Response Genetics and were prepared using the acquisition method of accounting with Cancer Genetics treated as the acquirer. The unaudited pro forma condensed consolidated statements of operations are presented as if the Acquisition occurred as of January 1, 2014. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2014 is based on the consolidated statements of operations of Cancer Genetics and Response Genetics for the year ended December 31, 2014. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2015 is based on consolidated statements of operations of Cancer Genetics and Response Genetics for the six months ended June 30, 2015. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2015 is presented as if the Acquisition occurred as of June 30, 2015 and is based on consolidated balance sheets of Cancer Genetics and Response Genetics as of June 30, 2015.

As of the date of this filing, Cancer Genetics has not performed the detailed valuation studies necessary to derive the required estimates of the fair value of the Response Genetics’ assets to be acquired and liabilities to be assumed and the related allocations of the purchase price, nor has Cancer Genetics identified the adjustments necessary, to conform Response Genetics’ accounting policies to those of Cancer Genetics. As indicated in Note 3 to the unaudited pro forma condensed consolidated financial statements, Cancer Genetics has made certain adjustments to remove assets and liabilities not acquired by Cancer Genetics and adjust the historical book values of the assets and liabilities of Response Genetics to reflect preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed consolidated financial statements, with the excess of the estimated purchase price over the net assets of Response Genetics, as adjusted to reflect estimated fair values, recorded as goodwill. Actual results are expected to differ from these unaudited pro forma condensed consolidated financial statements once Cancer Genetics has determined the final purchase price for Response Genetics, completed the valuation studies necessary to finalize the required purchase price allocation and identified any necessary conforming accounting changes for Response Genetics. Such differences may be material.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with:

•	Cancer Genetics’ audited consolidated financial statements and related notes contained in Cancer Genetics’ Annual Report on Form 10-K for the year ended December 31, 2014

•	Cancer Genetics’ unaudited consolidated financial statements and related notes thereto contained in Cancer Genetics’ Quarterly Report on Form 10-Q for the six months ended June 30, 2015 and 2014

•
The audited financial statements of Response Genetics as of December 31, 2014 and 2013, and for the years ended December 31, 2014 and 2013 included in Exhibit 99.1 to the Current Report on Form 8-K filed herewith

•
Response Genetics’ unaudited condensed consolidated financial statements and related notes thereto as of June 30, 2015 and December 31, 2014, and for the three and six months ended June 30, 2015 and 2014 included in Exhibit 99.2 to the Current Report on Form 8-K filed herewith

The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations and financial condition of the consolidated company that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as being representative of the future consolidated results of operations or financial condition of the consolidated company.

The unaudited pro forma condensed consolidated financial statements do not include the realization of any future cost savings or restructuring or integration charges that are expected to result from the Acquisition.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Year Ended December 31, 2014

	Historical
	Cancer Genetics	Response Genetics	Pro Forma Adjustments		Pro Forma Consolidation
Revenue	$10,199,387	$16,720,327	$—		$26,919,714
Cost of revenues	8,453,671	10,011,425	—		18,465,096
Gross profit	1,745,716	6,708,902	—		8,454,618
Operating expenses:
Research and development	4,622,526	1,729,433	—		6,351,959
General and administrative	12,368,739	12,876,981	—		25,245,720
Sales and marketing	3,963,537	5,110,076	—		9,073,613
Total operating expenses	20,954,802	19,716,490	—		40,671,292
Loss from operations	(19,209,086)	(13,007,588)	—		(32,216,674)
Other income (expense):
Interest expense	(472,820)	(664,727)	664,727	A	(472,820)
Interest income	73,802	—	—		73,802
Change in fair value of acquisition note payable	417,000	—	—		417,000
Change in fair value of warrant liability	198,000	—	—		198,000
Other	—	(27,047)	—		(27,047)
Total other (expense)	215,982	(691,774)	664,727		188,935
Loss before income taxes	(18,993,104)	(13,699,362)	664,727		(32,027,739)
Income tax (benefit)	(2,350,185)	—	—		(2,350,185)
Net (loss)	$(16,642,919)	$(13,699,362)	$664,727		$(29,677,554)
Foreign currency translation gain	—	7,469	—		7,469
Total comprehensive (loss)	$(16,642,919)	$(13,691,893)	$664,727		$(29,670,085)

Earnings (loss) per share:
Basic	$(1.76)				$(2.90)
Diluted	$(1.80)				$(2.91)
Weighted-average shares outstanding:
Basic	9,449,189		788,584	B	10,237,773
Diluted	9,461,663		788,584	B	10,250,247

The pro forma numbers above are derived from the historical numbers of the Purchaser and Seller. Over time the operations of the Seller will be integrated into the operations of the Purchaser. This integration may change how certain tests are coded and submitted to payers (including Medicare) and, consequently, may result in differences in the future in which revenues and bad debt expenses are recorded when compared with the historical methods of the Acquiree. At the current time, Cancer Genetics does not have enough information to prepare a reliable estimate of any possible changes.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Six Months Ended June 30, 2015

	Historical
	Cancer Genetics	Response Genetics	Pro Forma Adjustments		Pro Forma Consolidation
Revenue	$8,555,474	$7,608,397	$—		$16,163,871
Cost of revenues	6,239,172	4,293,066	—		10,532,238
Gross profit	2,316,302	3,315,331	—		5,631,633
Operating expenses:
Research and development	2,533,422	300,265	—		2,833,687
General and administrative	6,048,481	9,077,937	—		15,126,418
Sales and marketing	2,300,244	1,816,633	—		4,116,877
Total operating expenses	10,882,147	11,194,835	—		22,076,982
Loss from operations	(8,565,845)	(7,879,504)	—		(16,445,349)
Other income (expense):
Interest expense	(115,520)	(971,259)	971,259	A	(115,520)
Interest income	25,382	3	—		25,385
Change in fair value of acquisition note payable	(406,167)	—	—		(406,167)
Change in fair value of warrant liability	(196,000)	—	—		(196,000)
Total other (expense)	(692,305)	(971,256)	971,259		(692,302)
Loss before income taxes	(9,258,150)	(8,850,760)	971,259		(17,137,651)
Income tax provision (benefit)	—	—	—		—
Net (loss)	$(9,258,150)	$(8,850,760)	$971,259		$(17,137,651)
Foreign currency translation (loss)	—	(31,112)	—		(31,112)
Total comprehensive (loss)	$(9,258,150)	$(8,881,872)	$971,259		$(17,168,763)

Earnings (loss) per share:
Basic	$(0.95)				$(1.64)
Diluted	$(0.95)				$(1.64)
Weighted-average shares outstanding:
Basic	9,709,202		788,584	B	10,497,786
Diluted	9,709,202		788,584	B	10,497,786

The pro forma numbers above are derived from the historical numbers of the Purchaser and Seller. Over time the operations of the Seller will be integrated into the operations of the Purchaser. This integration may change how certain tests are coded and submitted to payers (including Medicare) and, consequently, may result in differences in the future in which revenues and bad debt expenses are recorded when compared with the historical methods of the Acquiree. At the current time, Cancer Genetics does not have enough information to prepare a reliable estimate of any possible changes.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of June 30, 2015

	Historical
	Cancer Genetics	Response Genetics	Pro Forma Adjustments		Pro Forma Consolidation
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$23,744,173	$1,891,994	$(9,391,994)	C	$16,244,173
Accounts receivable, net of allowance for doubtful accounts	5,722,564	3,267,622	(2,767,622)	D	6,222,564
Other current assets	1,629,415	866,218	—		2,495,633
Total current assets	31,096,152	6,025,834	(12,159,616)		24,962,370
FIXED ASSETS, net of accumulated depreciation	3,888,078	1,129,748	—		5,017,826
OTHER ASSETS
Restricted cash	300,000	—	—		300,000
Patents and other intangible assets	552,916	539,485	67,000	E	1,159,401
Investment in joint venture	642,987	—	—		642,987
Goodwill	3,187,495	—	10,878,901	F	14,066,396
Other	160,354	165,254	(165,254)	G	160,354
Total other assets	4,843,752	704,739	10,780,647		16,329,138
Total Assets	$39,827,982	$7,860,321	$(1,378,969)		$46,309,334
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$4,056,533	$3,766,480	$(3,341,480)	H	$4,481,533
Obligations under capital leases, current portion	60,361	105,228	—		165,589
Deferred revenue	381,914	—	—		381,914
Line of credit	—	1,465,662	(1,465,662)	I	—
Term loans, current portion	333,333	11,599,098	(11,599,098)	I	333,333
Total current liabilities	4,832,141	16,936,468	(16,406,240)		5,362,369
Obligations under capital leases	269,829	51,124	—		320,953
Deferred rent payable	310,319	—	—		310,319
Warrant liability	248,000	—	—		248,000
Acquisition note payable	961,097	—	—		961,097
Deferred revenue, long-term	799,075	—	—		799,075
Term loans, net	5,635,679	—	—		5,635,679
Total liabilities	13,056,140	16,987,592	(16,406,240)		13,637,492
STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—		—
Common stock	984	388,010	(387,931)	J	1,063
Additional paid-in capital	113,996,507	78,613,319	(72,213,398)	J	120,396,428
Accumulated other comprehensive (loss)	—	(281,299)	281,299	K	—
Accumulated (deficit)	(87,225,649)	(87,847,301)	87,347,301	K	(87,725,649)
Total Stockholders’ Equity	26,771,842	(9,127,271)	15,027,271		32,671,842
Total Liabilities and Stockholders’ Equity	$39,827,982	$7,860,321	$(1,378,969)		$46,309,334

The pro forma numbers above are derived from the historical numbers of the Purchaser and Seller. Over time the operations of the Seller will be integrated into the operations of the Purchaser. This integration may change how certain tests are coded and submitted to payers (including Medicare) and, consequently, may result in differences in the future in which revenues and bad debt expenses are recorded when compared with the historical methods of the Acquiree. At the current time, Cancer Genetics does not have enough information to prepare a reliable estimate of any possible changes.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1. Business Combination

Cancer Genetics will account for the Acquisition using the acquisition method of accounting. The pro forma adjustments reflect preliminary estimates of the purchase price allocation, which are expected to change upon finalization of appraisals and other valuation studies. The final allocation will be based on the actual purchase price and the assets and liabilities that exist as of the date of the Acquisition. The final adjustments could be materially different from the unaudited pro forma adjustments presented herein.

The unaudited pro forma condensed consolidated financial statements presented herein reflect the purchase price of $13.4 million. See Note 2 for further discussion of the purchase price.

The unaudited pro forma condensed consolidated statements of operations include an adjustment to remove interest expense on Response Genetics’ loans not assumed by Cancer Genetics as this interest expense is not expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed consolidated statements of operations do not reflect certain adjustments that are expected to result from the Acquisition such as changes in amortization expense on intangible assets as this impact has not yet been determined.

Cancer Genetics expects to realize synergies following the Acquisition that are not reflected in the unaudited pro forma adjustments. No assurance can be given with respect to the ultimate level of such synergies and the timing of their realization. Cancer Genetics expects to incur integration and restructuring costs in conjunction with the integration of Response Genetics. No adjustment for such costs has been reflected in the unaudited pro forma adjustments. Integration and restructuring costs recognized after the acquisition could be material to Cancer Genetics’ financial position and results of operations.

Note 2. Purchase Price and Preliminary Allocation

For purposes of preparing the unaudited pro forma condensed consolidated financial statements, the estimated purchase price has been allocated based on the estimated fair value of assets acquired and liabilities assumed. The final purchase price allocation will be based on the estimated fair values of the assets acquired and liabilities assumed at the completion of the Acquisition and could vary significantly from the pro forma amounts due to various factors, including but not limited to, changes in the composition of Response Genetics’ assets and liabilities, revisions to the estimated fair value of fixed assets and identified intangible assets acquired. Accordingly, the preliminary estimated fair values of these assets and liabilities are subject to change pending additional information that may be developed by Cancer Genetics and Response Genetics. Allocation of an increased portion of the purchase price to fixed assets and any identifiable intangible asset with a finite life will reduce the amount of purchase price allocated to goodwill in the unaudited pro forma condensed consolidated financial statements and may result in increased depreciation and/or amortization expense, which could be material.

Purchase Price

The purchase price reflected in the pro forma condensed consolidated financial statements consists of the following:

Purchase price paid in cash	$7,000,000
Purchase price paid in stock *	6,400,000
Total purchase price	$13,400,000

* The fair value of the common stock issued was determined using the closing price on the NASDAQ Capital Market on October 9, 2015.

The estimated allocation of the purchase price as of June 30, 2015 consists of the following:

Unaudited Preliminary Purchase Price Allocation

Accounts receivable	$500,000
Prepaid expenses and other current assets	866,218
Property and equipment	1,129,748
Intangible assets	606,485
Goodwill	10,878,901
Accrued expenses	(425,000)
Obligations under capital leases	(156,352)
Total purchase price	$13,400,000

Note 3. Pro Forma Adjustments

A.	To remove the interest expense on Response Genetics’ loans not assumed by Cancer Genetics.

B.	To reflect 788,584 shares of Cancer Genetics’ common stock issued to acquire Response Genetics.

C.
To record cash of $7.0 million paid by Cancer Genetics to acquire Response Genetics, remove Response Genetics cash of $1.9 million not acquired by Cancer Genetics and to record estimated acquisition expenses of $0.5 million.

D.	To remove Response Genetics’ receivables not acquired by Cancer Genetics.

E.	To value the intangible assets acquired from Response Genetics in accordance with the preliminary purchase price allocation.

F.	To record goodwill in accordance with the preliminary purchase price allocation.

G.	To remove Response Genetics’ assets not acquired by Cancer Genetics.

H.	To record $425,000 of Response Genetics’ accrued expenses assumed by Cancer Genetics and remove all other accounts payable and accrued expenses not assumed by Cancer Genetics.

I.	To remove Response Genetics’ liabilities not assumed by Cancer Genetics.

J.
To record the estimated fair value of $6.4 million of Cancer Genetics’ common stock (based on the closing price on the NASDAQ Capital Market on October 9, 2015) issued to acquire Response Genetics and eliminate the stockholders’ equity of Response Genetics.

K.	To eliminate the stockholders’ equity of Response Genetics and to record estimated acquisition expenses of $0.5 million.